Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form F-3 of Universe Pharmaceuticals INC (the “Company”) of our report dated January 28, 2026, relating to the consolidated balance sheets of the Company as of September 30, 2025 and 2024, and the related consolidated statements of operations and comprehensive loss, changes in shareholders’ equity, and cash flows for each of the years ended September 30, 2025, 2024 and 2023 and the related notes, included in its Annual Report on Form 20-F for the year ended September 30, 2025, filed with the U.S. Securities and Exchange Commission on January 28, 2026. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Enrome LLP

Singapore

September 29, 2026

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